Exhibit 99.2
Context Therapeutics Reports Third Quarter 2025 Operating and Financial Results

Ongoing Phase 1 trial of CTIM-76 (CLDN6 x CD3) demonstrates encouraging antitumor activity and safety
Ongoing Phase 1 trial of CT-95 (MSLN x CD3) is approaching target dose levels
Cash and cash equivalents of $76.9 million as of September 30, 2025

PHILADELPHIA, PA— November 5, 2025—Context Therapeutics Inc. (“Context” or the “Company”) (Nasdaq: CNTX), a clinical-stage biopharmaceutical company advancing T cell engaging bispecific antibodies for solid tumors, today provided a clinical update and reported its financial results for the third quarter ended September 30, 2025.

“We believe the early clinical data for CTIM-76 provides encouraging early signs of antitumor activity for Context’s T cell engagers (“TCE”) in solid tumors where many other approaches have failed due to material safety issues or lack of efficacy,” said Martin Lehr, CEO of Context. “We look forward to continuing to advance Context’s clinical trials and providing more detailed updates in 2026.”
Pipeline Updates

CTIM-76: CLDN6 x CD3 bispecific TCE in Phase 1 dose escalation for patients with ovarian, endometrial, or testicular cancer.
CLDN6 is enriched in a wide range of solid tumors, including ovarian, endometrial, lung, and testicular. CTIM-76 is a fully humanized bispecific TCE that is engineered to bind with high selectivity to CLDN6 and redirect the immune system’s T cells to recognize and kill CLDN6-expressing cancer cells. More information about the CTIM-76 clinical trial (NCT06515613) can be found on https://clinicaltrials.gov/.
•Clinical update: Context has enrolled 12 patients as of the October 30, 2025 cutoff, and is currently enrolling Cohort 5 with a priming dose of 140 micrograms and a full dose of 560 micrograms. Preliminary signs of anti-tumor activity, including an ongoing RECIST response (Response Evaluation Criteria in Solid Tumors), have been observed beginning at Cohort 3 in the ongoing Phase 1 study. No Cytokine Release Syndrome (“CRS”) greater than Grade 1 has been observed in any cohort. No dose limiting toxicity (“DLT”) has been observed and a maximum tolerated dose (“MTD”) has not been reached.
•Guidance: Based on this safety profile, we are continuing dose escalation for CTIM-76 with the goal of further deepening RECIST responses, while maintaining a favorable

Exhibit 99.2
safety profile. Context anticipates providing updated interim Phase 1a data and Phase 1b dose selection in the second quarter of 2026.
CT-95: MSLN x CD3 bispecific TCE in Phase 1 dose escalation for patients with pancreatic, non-small cell lung, ovarian, mesothelioma, and colorectal cancer.
Mesothelin (“MSLN”) is a membrane protein overexpressed in approximately 30% of cancers. CT-95 is a fully humanized bispecific TCE that is engineered to have moderate affinity but high avidity for membrane-bound MSLN, that is intended to minimize the impact of the shed MSLN that can serve as a decoy or sink for MSLN-targeting antibodies. More information about the CT-95 clinical trial (NCT06756035) can be found on https://clinicaltrials.gov/.
•Clinical update: Context has enrolled 6 patients as of the October 30, 2025 cutoff, and is currently enrolling Cohort 3 with a priming dose of 0.18 µg/kg and a full dose of 0.6 µg/kg. Based on preclinical data, CT-95 is projected to achieve target dose exposure starting at Cohort 4. No CRS greater than Grade 2 has been observed in any cohort. No DLT has been observed and an MTD has not been reached.
•Guidance: Based on this safety profile, we are continuing dose escalation for CT-95 toward target dose levels. Context anticipates providing initial Phase 1a data in the middle of 2026.

CT-202: Nectin-4 x CD3 bispecific TCE in preclinical development for patients with bladder, non-small cell lung, colorectal, breast, and head and neck cancer.
Overexpression of Nectin-4 has been observed in many tumors, including bladder, lung, colorectal, and breast cancer, and is associated with tumor progression. CT-202 incorporates pH dependency to drive localized activity of CT-202 to the tumor microenvironment. CT-202 has shown in preclinical studies to exhibit little to no binding to CD3 or the target antigen in healthy tissue (normal alkaline microenvironment). However, in acid conditions that mirror the tumor microenvironment (high glycolysis), the binding of the antibodies to their target molecules is strong.
•Guidance: Context expects to complete necessary regulatory filings to support the initiation of a first-in-human trial in the second quarter of 2026.
Third Quarter 2025 Financial Results

•Cash and cash equivalents were $76.9 million at September 30, 2025, compared to $94.4 million at December 31, 2024. The Company expects its cash and cash equivalents will be sufficient to fund its operations into 2027.
•Research and development (“R&D”) expenses were $8.7 million for the third quarter of 2025, as compared to $16.8 million for the third quarter of 2024. The decrease in R&D expenses was primarily driven by lower CT-202 expense of $6.2 million and lower CT-95 expense of $2.8 million, partially offset by higher personnel-related costs of $0.7 million and higher CTIM-76 expense of $0.2 million. R&D expense for the third quarter of 2024 included in-process research and development charges of $14.75 million related to the acquisition of CT-95 and in-licensing of CT-202 in the third quarter of 2024.

Exhibit 99.2
•General and administrative expenses were $1.9 million for the third quarter of 2025 and the third quarter of 2024.
•Other income was approximately $0.9 million for the third quarter of 2025, as compared to other income of $1.2 million for the third quarter of 2024. This decrease was primarily due to lower interest income earned on lower average cash and cash equivalent balances.
•Context reported a net loss of $9.7 million for the third quarter of 2025, as compared to a net loss of $17.5 million for the third quarter of 2024.

About Context Therapeutics®
Context Therapeutics Inc. (Nasdaq: CNTX) is a biopharmaceutical company advancing T cell engaging (“TCE”) bispecific antibodies for solid tumors. Context’s goal is to build an innovative portfolio of TCE bispecific therapeutics, including CTIM-76, a Claudin 6 x CD3 TCE, CT-95, a Mesothelin x CD3 TCE, and CT-202, a Nectin-4 x CD3 TCE. Context is headquartered in Philadelphia. For more information, please visit www.contexttherapeutics.com or follow the Company on X (formerly Twitter) and LinkedIn.
Forward-looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “look forward,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) our expectation to provide updated interim Phase 1a data and Phase 1b dose selection for CTIM-76 in the second quarter of 2026, (ii) our expectation to provide initial Phase 1a data for CT-95 in the middle of 2026, (iii) our expectation to complete necessary regulatory filings to support the initiation of a first-in-human trial for CT-202 in the second quarter of 2026, (iv) our expectation that our cash and cash equivalents will be sufficient to fund our operations into 2027, (v) our expectations regarding the target dose levels and target dose exposure of CTIM-76 and CT-95, (vi) the potential benefits, characteristics, safety and side effect profile of our product candidates, (vii) the likelihood data and the current safety profile will support future development, and (viii) the likelihood of obtaining regulatory approval for our product candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations, or strategies will be attained or achieved. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.

Exhibit 99.2

Context Therapeutics Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Operating Expenses				
Research and development	$ 8,722,104	$ 16,825,198	$ 20,015,639	$ 20,182,960
General and administrative	1,888,376	1,876,230	5,882,346	5,430,518
Loss from operations	(10,610,480)	(18,701,428)	(25,897,985)	(25,613,478)
Other income	917,243	1,241,535	2,799,977	2,231,282
Net loss	$ (9,693,237)	$ (17,459,893)	$ (23,098,008)	$ (23,382,196)
Net loss per common share, basic and diluted	($0.10)	($0.22)	($0.24)	($0.46)
Weighted average shares outstanding, basic and diluted	95,185,187	80,481,053	95,186,346	50,578,115

Context Therapeutics Inc.
Condensed Balance Sheets Data
(Unaudited)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$ 76,938,183	$ 94,429,824
Other assets	2,292,977	3,696,935
Total assets	$ 79,231,160	$ 98,126,759
Total liabilities	$ 6,056,994	$ 2,860,497
Total stockholders' equity	73,174,166	95,266,262
Total liabilities and stockholders' equity	$ 79,231,160	$ 98,126,759

Investor Relations Contact:
Jennifer Minai-Azary
Context Therapeutics
IR@contexttherapeutics.com